EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2012, with respect to the consolidated financial statements included in the Annual Report of Evolving Systems, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Evolving Systems, Inc. on Forms S-8 (File No. 333-167858, effective June 29, 2010, File No. 333-144852, effective July 25, 2007, File No. 333-116085, effective June 2, 2004,  and File No. 333-103655, effective March 7, 2003).

GRANT THORNTON LLP

Denver, Colorado

March 12, 2013